EXHIBIT A
Consent of Independent Auditors
We hereby consent to the use in the Annual Report on Form 40-F of Canadian Pacific Railway Limited and Canadian Pacific Railway Company for the year ended December 31, 2007 (the “Form 40-F”), and the incorporation by reference in the Registration Statements: Form S-8 No. 333-13962 (Canadian Pacific Railway Limited), Form S-8 no. 333-127943 (Canadian Pacific Railway Limited), Form S-8 No. 333-140955 (Canadian Pacific Railway Limited) and Form F-9 No. 333-142347 (Canadian Pacific Railway Company) of our report dated February 19, 2008 to the shareholders of Canadian Pacific Railway Limited relating to the consolidated financial statements for each of the years in the three year period ended December 31, 2007 and the effectiveness of internal control over financial reporting which appear in this Annual Report on Form 40-F.
(Signed) “PricewaterhouseCoopers LLP”
Chartered Accountants
Calgary, Alberta
March 19, 2008

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